Exhibit 99.1

Tabula Rasa HealthCare Reports Second Quarter 2020 Results

MOORESTOWN, N.J., August 4, 2020 (GLOBE NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ:TRHC), a healthcare technology company advancing the field of medication safety, today reported financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights

●	Total revenue of $76.8 million, which is within our guidance range of $76.0 million to $81.0 million for the second quarter of 2020, was up 1% as compared to the second quarter of 2019.
●	Non-GAAP Adjusted EBITDA of $7.1 million, which is within our guidance range of $7.0 million to $9.0 million for the second quarter of 2020, declined as compared to $13.7 million for the same period in 2019, which marked a record high for any quarter in company history.
●	Non-GAAP Adjusted Diluted EPS declined to $0.07 as compared to $0.35 during the same period in 2019.
●	CareVention HealthCare revenue increased 13% to $50.5 million, driven by organic PACE product revenue growth.
●	MedWise HealthCare revenue decreased 16% to $26.4 million, driven by the expected decline in medication safety services, partially offset by software subscriptions growth on a reported basis of 14%. Medication safety services increased 10% on a sequential basis as compared to the first quarter of 2020, driven by strong growth in the number of total clinical interventions performed.
●	Due to COVID-19, bookings were relatively flat as compared to the second quarter of 2019, driven by a decline within our CareVention HealthCare segment which offset continued growth within our MedWise HealthCare segment, led by another strong quarter of sales to health plans. Notable new contractual relationships include a national retail chain, a large supermarket chain and a senior-focused network of primary care centers. In addition to these new bookings, we entered into a multi-year contract renewal with one of our top five PACE clients in terms of membership and revenue.
●	Our overall sales pipeline has continued to grow, driven by our two largest end-markets (PACE and health plans), which combined are 73% higher as of July 1, 2020 as compared to January 1, 2020.

“I am pleased with our second quarter performance as our revenue and Adjusted EBITDA results were within our guidance range despite COVID-19 related challenges that became significantly more pronounced in May and June across our primary target markets. Our PACE census trends have shown continued improvement during June, July and August but our overall enrollment growth remains below historical levels, largely due to slower-than-expected growth within our clients’ existing PACE centers as they continue to deal with the pandemic. In addition, following our record sales in the first quarter of 2020, our MedWise HealthCare segment experienced delays in the timing of implementations and closing new business during the second quarter. We remain encouraged by positive signs within our CareVention HealthCare segment, continued healthy growth in our sales pipeline, and our efforts to broaden the adoption of our medication science as evidenced by the major launch of MedWise for our PrescribeWellness community pharmacists,” said Calvin H. Knowlton, PhD, TRHC’s Chief Executive Officer, Chairman and Founder.

Second Quarter 2020 Results

All comparisons, unless otherwise noted, are to the three months ended June 30, 2019.

●	Total revenue - Total revenue of $76.8 million was up 1% as compared to $76.3 million. Total revenue included product revenue of $39.4 million, an increase of 18%, and solutions (i.e. software and services) revenue of $37.5 million, a decrease of 13%. On a sequential basis compared to the first quarter of 2020, total revenue increased 6%. Product revenue of $39.4 million includes $0.4 million related to the initial sales of COVID-19 test kits through our PrescribeWellness pharmacy network.

●	Total revenue by segment - CareVention HealthCare revenue increased 13% to $50.5 million, comprised of $38.9 million of PACE product revenue (a 17% increase) and $11.5 million of PACE solutions revenue (a 1% increase), the latter of which remains negatively impacted by the renegotiated contract we highlighted during the quarter ended March 31, 2020. Excluding that unique contract from the first quarter results, PACE solutions revenue would have increased by 9%. MedWise HealthCare revenue decreased 16% to $26.4 million, comprised of $15.7 million (a 30% decrease) of medication safety services and $10.2 million (a 14% increase) of software subscriptions. Medication safety services increased 10% on a sequential basis as compared to the first quarter of 2020, driven by a higher number of total clinical interventions performed. As previously discussed, the expected year-over-year decline in the second quarter of 2020 was driven by CMS Star Rating changes and a large client contract that boosted our 2019 results to record levels.

●	Gross margin - Gross margin, excluding depreciation and amortization expense, was 32.7% compared to 40.8% a year ago. Product gross margin increased to 26.2% from 25.5% and service gross margin decreased to 39.5% from 52.7%, driven by the decline in medication safety services. Software-related revenue, largely comprised of software subscriptions, represented 18% of total revenue as compared with 17% a year ago.

●	Non-GAAP Adjusted EBITDA - Non-GAAP Adjusted EBITDA of $7.1 million declined as compared to $13.7 million a year ago, driven entirely by lower revenue and profitability in our MedWise HealthCare segment. Non-GAAP Adjusted EBITDA margin decreased to 9.3% as compared to 17.9% a year ago, the latter of which represented a company record high, benefiting from record MedWise HealthCare performance.

●	Non-GAAP Adjusted EBITDA by segment - Excluding $9.7 million of shared services allocated to corporate, CareVention HealthCare non-GAAP Adjusted EBITDA of $12.1 million (23.9% margin) increased 5% as compared to $11.5 million (25.6% margin) a year ago. MedWise HealthCare non-GAAP Adjusted EBITDA of $4.7 million (17.8% margin) decreased as compared to $9.1 million (28.8% margin) a year ago due to lower medication safety services but improved on a sequential basis from the first quarter of 2020 (11.7% margin).

●	GAAP Net loss - Net loss was $14.3 million compared to a net loss of $6.5 million a year ago. The primary factors contributing to the net loss were stock-based compensation expense of $7.2 million, depreciation and amortization of $10.2 million, and interest expense of $4.7 million.

●	GAAP EPS - Net loss per diluted share was $0.66 compared to $0.32 a year ago. The net loss per share calculations were based on a diluted share count of 21.6 million shares for the second quarter of 2020, compared to 20.5 million shares for the same period a year ago.

●	Non-GAAP EPS - Non-GAAP Adjusted net income per diluted share, or Adjusted Diluted EPS, was $0.07 as compared to $0.35 a year ago. The net income per share calculations were based on a diluted share count of 23.5 million shares for the second quarter of 2020, compared to 22.8 million shares for the same period a year ago.

●	Cash - Unrestricted cash at the end of the second quarter of 2020 was $38.8 million as compared to $38.1 million at the end of the first quarter of 2020 and $42.5 million at the end of 2019. The change in cash through the first six months of 2020 was driven by net cash provided by operating activities of $3.4 million, offset by software development costs of $8.9 million. As of the end of the second quarter of 2020, no amounts were drawn on our $60 million line of credit.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Financial Outlook

Our guidance is based on current market conditions and our expectations as of today.

For the third quarter 2020 ending September 30, we expect:

●	Total revenue in the range of $74 million to $78 million, the mid-point of which represents 2% growth compared to the third quarter of 2019.
●	GAAP net loss in the range of $15.1 million to $13.3 million.
●	Non-GAAP adjusted EBITDA in the range of $7 million to $9 million.

For the full year 2020 ending December 31, we expect:

●	Revenue in the range of $300 million to $310 million, the mid-point of which represents 7% growth compared to the full 2019 fiscal year. The key factors, in order of importance, impacting our revised guidance are: (1) COVID-19 related delays in closing health plan deals with project timelines in some cases shifting to 2021, resulting in a lower contribution from new business wins, (2) COVID-19 related slower census growth in our PACE population, (3) implementation delays with several contracts won during the first quarter of 2020, including with respect to one of our largest deals within our MedWise HealthCare segment, to 2021, originally anticipated to go-live during the second quarter of 2020, and (4) the cancellation of all of the major pharmacy tradeshows in the third quarter of 2020, negatively impacting a key selling season for PrescribeWellness.
●	GAAP net loss in the range of $58.5 million to $53.3 million.
●	Non-GAAP Adjusted EBITDA in the range of $27 million to $33 million. Our profitability outlook is disproportionately impacted by our lower revenue guidance as we plan to continue to invest in strategic initiatives and maintain the necessary level of resources to support our early views on 2021 growth. As a reference point, our corporate shared services totaled $19.4 million through the first half of 2020, which is 44%, or $6.0 million higher, as compared to the first half of 2019.
●	Free cash flow, excluding capitalized software and capital expenditures, in the range of breakeven to $5 million.

2021

Given our modest revenue growth outlook for the second half of 2020, we thought it would be important to provide our initial thoughts for 2021. Currently, we see a path to return to our historical organic growth rates and this optimism is based on a number of factors. Starting with CareVention HealthCare, (1) our recent PACE census figures from June through August are showing continued improvement after a low point in May, (2) we have a large number of new PACE clients and expansions with existing clients launching in the second half of 2020 with a greater emphasis on the fourth quarter of 2020 and 2021 and our PACE center backlog represents growth of 25% as compared to our ending PACE center total as of July 31, 2020, and (3) we have late-stage deals that we expect to complete in the second half of 2020 that represent a few thousand PACE lives and well in excess of $10 million in annual revenue. With respect to our MedWise HealthCare segment, we have delivered strong results for new health plan accounts during the first half of 2020 that have the potential to deliver exponentially higher revenue in 2021 with active expansion discussions ongoing. With master service agreements in place and proven outcomes, we expect shorter sales cycles and higher conversion rates with some of nation’s largest health plans. In addition, our key pharmacy win announced last quarter has the potential to drive double-digit growth in our 2021 software subscriptions. Lastly, 2021 profitability is expected to grow at a materially faster rate than revenue as we reap the benefits of our heavy investment spend in 2019 and the first half of 2020.

Upcoming Events

Brian Adams, TRHC’s Chief Financial Officer, and Frank Sparacino, TRHC’s SVP of Investor Relations and Corporate Development, will be presenting at the following conferences: (1) Verity Research Virtual HCIT & Services Conference on Wednesday, August 12, 2020 (2) 2020 Wells Fargo Virtual Healthcare Conference on September 9, 2020 and (3) Baird’s 2020 Global Healthcare Conference on September 10, 2020.

Quarterly Conference Call

The second quarter 2020 earnings conference call and webcast will be held tomorrow, Wednesday, August 5, 2020, at 8:00 a.m. ET. The conference call can be accessed by dialing 844-413-0947 for U.S. participants or 216-562-0423 for international participants, and referencing passcode 7358617 or via a live audio webcast available online at TRHC’s investor website (ir.trhc.com). An audio webcast replay will be available approximately two hours after completion of the call for a period of 90 days thereafter at ir.trhc.com and a replay will be available for seven days by dialing 855-859-2056 for U.S. participants or 404-537-3406 for international participants and referencing passcode 7358617.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (NASDAQ: TRHC) is innovating the next frontier of medication safety, creating solutions designed to empower pharmacists and providers to optimize medication regimens. Our advanced proprietary technology, MedWise™, identifies adverse drug events, so healthcare professionals can minimize harm and reduce medication-related risks. Our software and services help improve patient outcomes, reduce hospitalizations and lower healthcare costs. TRHC also believes it has the most extensive clinical tele-pharmacist network in the United States. Our suite of solutions is trusted by health plans and pharmacies nationwide to assist them in driving value-based payment results. For more information, visit: www.trhc.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with GAAP, TRHC is also reporting gross margin excluding depreciation and amortization expense, Adjusted EBITDA and Adjusted Diluted EPS, each of which is considered a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Gross margin is calculated as total revenue minus total cost of revenue, exclusive of depreciation and amortization (as presented in the Consolidated Statements of Operations), as a percentage of total revenue. Product margin is calculated as product revenue minus cost of product revenue, exclusive of depreciation and amortization (as presented in the Consolidated Statements of Operations), as a percentage of product revenue. Service margin is calculated as service revenue minus cost of service revenue, exclusive of depreciation and amortization (as presented in the Consolidated Statements of Operations), as a percentage of service revenue.

Adjusted EBITDA consists of net income or loss excluding certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration (income) expense, acquisition-related expense and stock-based compensation expense. TRHC defines Adjusted Diluted EPS as net income or loss before fair value adjustments for acquisition-related contingent consideration, amortization of acquired intangibles, amortization of debt discount and issuance costs, acquisition-related expense, stock-based compensation expense, and the tax impact of those items using a normalized tax rate on pre-tax income adjusted for those items expressed on a per share basis using weighted average diluted shares outstanding. TRHC considers acquisition-related expense to include non-recurring direct transaction and integration costs, severance, and the impact of purchase accounting adjustments related to the fair value of acquired deferred revenue. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies may define their non-GAAP financial measures differently than TRHC.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of Adjusted EBITDA and Adjusted Diluted EPS to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that we believe to be reasonable as of today’s date. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends, available opportunities to TRHC, the financial and operating performance of TRHC, the impacts of the COVID-19 pandemic and TRHC’s expectations for 2021. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the impacts of the current COVID-19 pandemic and other health epidemics; our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”), including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 2, 2020, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash	$38,752	$42,478
Restricted cash	3,132	4,103
Accounts receivable, net	36,896	29,123
Inventories	4,103	3,700
Prepaid expenses	4,173	4,299
Other current assets	6,577	10,835
Total current assets	93,633	94,538
Property and equipment, net	15,531	15,798
Operating lease right-of-use assets	22,411	22,100
Software development costs, net	23,422	18,501
Goodwill	150,760	150,760
Intangible assets, net	175,768	189,413
Other assets	1,017	1,281
Total assets	$482,542	$492,391
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt and finance leases, net	$8	$125
Current operating lease liabilities	4,579	4,350
Accounts payable	7,253	8,622
Accrued expenses and other liabilities	26,944	26,906
Total current liabilities	38,784	40,003
Long-term debt and finance leases, net	232,658	226,294
Noncurrent operating lease liabilities	21,011	21,017
Long-term acquisition-related contingent consideration	11,400	10,800
Deferred income tax liability	4,781	8,656
Other long-term liabilities	485	73
Total liabilities	309,119	306,843

Stockholders' equity:
Common stock	2	2
Treasury stock	(3,956)	(3,865)
Additional paid-in capital	305,058	288,345
Accumulated deficit	(127,681)	(98,934)
Total stockholders’ equity	173,423	185,548
Total liabilities and stockholders’ equity	$482,542	$492,391

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue:
Product revenue	$39,373	$33,372	$76,460	$64,354
Service revenue	37,461	42,883	73,201	72,860
Total revenue	76,834	76,255	149,661	137,214
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	29,042	24,861	56,241	48,336
Service cost	22,656	20,295	43,530	38,488
Total cost of revenue, exclusive of depreciation and amortization	51,698	45,156	99,771	86,824
Operating expenses:
Research and development	3,821	5,197	8,649	10,747
Sales and marketing	5,027	6,871	10,567	11,721
General and administrative	16,327	12,883	33,294	26,626
Change in fair value of acquisition-related contingent consideration (income) expense	(100)	1,830	600	3,006
Depreciation and amortization	10,211	9,078	20,124	15,377
Total operating expenses	35,286	35,859	73,234	67,477
Loss from operations	(10,150)	(4,760)	(23,344)	(17,087)
Interest expense, net	4,668	4,308	9,278	7,001
Loss before income taxes	(14,818)	(9,068)	(32,622)	(24,088)
Income tax benefit	(508)	(2,539)	(3,875)	(6,580)
Net loss	$(14,310)	$(6,529)	$(28,747)	$(17,508)
Net loss per share, basic and diluted	$(0.66)	$(0.32)	$(1.34)	$(0.86)
Weighted average common shares outstanding, basic and diluted	21,556,646	20,482,032	21,465,772	20,433,564

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(28,747)	$(17,508)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	20,124	15,377
Amortization of deferred financing costs and debt discount	6,566	4,603
Deferred taxes	(3,875)	(6,633)
Stock-based compensation	14,310	13,758
Change in fair value of acquisition-related contingent consideration	600	3,006
Acquisition-related contingent consideration paid	—	(24,450)
Other noncash items	—	12
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable, net	(7,773)	(2,383)
Inventories	(403)	(89)
Prepaid expenses and other current assets	3,815	(1,468)
Other assets	(4)	(140)
Accounts payable	(1,588)	(5,571)
Accrued expenses and other liabilities	(49)	5,661
Other long-term liabilities	412	(40)
Net cash provided by (used in) operating activities	3,388	(15,865)

Cash flows from investing activities:
Purchases of property and equipment	(1,447)	(3,508)
Software development costs	(8,898)	(6,618)
Proceeds from repayment of note receivable	—	1,000
Acquisitions of businesses, net of cash acquired	—	(158,762)
Net cash used in investing activities	(10,345)	(167,888)

Cash flows from financing activities:
Proceeds from exercise of stock options	2,312	1,536
Payments for debt financing costs	—	(9,477)
Repayments of line of credit	—	(45,000)
Payments of acquisition-related contingent consideration	—	(20,342)
Repayments of long-term debt and finance leases	(52)	(541)
Proceeds from issuance of convertible senior subordinated notes	—	325,000
Proceeds from sale of warrants	—	65,910
Purchase of convertible note hedges	—	(101,660)
Net cash provided by financing activities	2,260	215,426
Net (decrease) increase in cash and restricted cash	(4,697)	31,673
Cash and restricted cash, beginning of period	46,581	25,029
Cash and restricted cash, end of period	$41,884	$56,702

TABULA RASA HEALTHCARE, INC.

UNAUDITED SEGMENT RESULTS

(In thousands)

	Three Months Ended		Six Months Ended
	March 31, 2020	June 30, 2020	June 30, 2020
Revenue
CareVention HealthCare:
PACE product revenue	$37,087	$38,930	$76,017
PACE solutions	11,571	11,522	23,093
Total CareVention HealthCare	48,658	50,452	99,110

MedWise HealthCare:
Product revenue	—	443	443
Medication safety services	14,320	15,707	30,027
Software subscription and services	9,849	10,232	20,081
Total MedWise HealthCare	24,169	26,382	50,551

Total Revenue	$72,827	$76,834	$149,661

Adjusted EBITDA
CareVention HealthCare	$11,748	$12,077	$23,825
MedWise HealthCare	2,831	4,697	7,528
Shared Services	(9,772)	(9,640)	(19,412)
Total Adjusted EBITDA	$4,807	$7,134	$11,941

	Three Months Ended				Year Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Revenue
CareVention HealthCare:
PACE product revenue	$30,982	$33,372	$34,966	$37,810	$137,130
PACE solutions	11,174	11,437	11,276	12,021	45,908
Total CareVention HealthCare	42,156	44,809	46,242	49,831	183,038

MedWise HealthCare:
Medication safety services	15,351	22,498	18,706	13,362	69,917
Software subscription and services	3,452	8,948	9,322	10,030	31,752
Total MedWise HealthCare	18,803	31,446	28,028	23,392	101,669

Total Revenue	$60,959	$76,255	$74,270	$73,223	$284,707

Adjusted EBITDA
CareVention HealthCare	$10,620	$11,466	$12,632	$12,773	$47,491
MedWise HealthCare	1,648	9,059	5,388	2,181	18,276
Shares Services	(6,577)	(6,873)	(7,444)	(6,952)	(27,846)
Total Adjusted EBITDA	$5,691	$13,652	$10,576	$8,002	$37,921

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Reconciliation of net loss to Adjusted EBITDA
Net loss	$(14,310)	$(6,529)	$(28,747)	$(17,508)
Add:
Interest expense, net	4,668	4,308	9,278	7,001
Income tax benefit	(508)	(2,539)	(3,875)	(6,580)
Depreciation and amortization	10,211	9,078	20,124	15,377
Change in fair value of acquisition-related contingent consideration (income) expense	(100)	1,830	600	3,006
Acquisition-related expense	—	598	251	4,289
Stock-based compensation expense	7,173	6,906	14,310	13,758
Adjusted EBITDA	$7,134	$13,652	$11,941	$19,343

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019

	(In thousands except per share amounts)				(In thousands except per share amounts)
Reconciliation of diluted net loss per share to Adjusted Diluted EPS
GAAP net loss, basic and diluted, and net loss per share, basic and diluted	$(14,310)	$(0.66)	$(6,529)	$(0.32)	$(28,747)	$(1.34)	$(17,508)	$(0.86)
Adjustments:
Change in fair value of acquisition-related contingent consideration (income) expense	(100)		1,830		600		3,006
Amortization of acquired intangibles	6,823		7,084		13,645		11,751
Amortization of debt discount and issuance costs	3,215		2,967		6,367		4,494
Acquisition-related expense	—		598		251		4,289
Stock-based compensation expense	7,173		6,906		14,310		13,758
Impact to income taxes (1)	(1,109)		(4,931)		(4,544)		(9,666)
Adjusted net income and Adjusted Diluted EPS	$1,692	$0.07	$7,925	$0.35	$1,882	$0.08	$10,124	$0.44

(1)	The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax loss adjusted for the respective items above and then subtracting the tax provision as determined for GAAP purposes.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic and diluted for GAAP	21,556,646	20,482,032	21,465,772	20,433,564
Adjustments:
Weighted average dilutive effect of stock options	1,332,551	1,500,839	1,358,715	1,587,926
Weighted average dilutive effect of restricted stock	510,783	759,118	497,881	800,626
Weighted average dilutive effect of contingent shares	58,409	21,946	66,989	25,305
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS (1)	23,458,389	22,763,935	23,389,357	22,847,421

(1)	TRHC accounts for the convertible senior subordinated notes utilizing the Treasury Stock Method as the Company currently intends to settle the notes entirely or partly in cash. Under this method, the underlying shares of TRHC common stock issuable upon conversion of the notes are excluded from the calculation of diluted EPS, except to the extent that the average stock price for the reporting period exceeds their conversion price of $69.95 per share. For the three months ended June 30, 2020, there was no impact on diluted EPS from the convertible senior subordinated notes as the conversion price exceeded TRHC’s average stock price.

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	Three Months Ended September 30, 2020		Year Ended December 31, 2020
	LOW	HIGH	LOW	HIGH
Reconciliation from Net Loss Guidance to Adjusted EBITDA Guidance
Net loss:	$(15.1)	$(13.3)	$(58.5)	$(53.3)
Add:
Interest expense	4.8	4.8	18.9	18.9
Income tax benefit	(2.1)	(1.9)	(8.2)	(7.4)
Depreciation and amortization	12.1	12.1	44.9	44.9
Stock-based compensation expense	7.3	7.3	29.0	29.0
Change in fair value of contingent consideration	—	—	0.6	0.6
Acquisition-related expense	—	—	0.3	0.3
Adjusted EBITDA	$7.0	$9.0	$27.0	$33.0

Contact:

Investors

Frank Sparacino

fsparacino@TRHC.com

T: 866-648-2767

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829

Amanda Bednar

abednar@trhc.com

T: 856-912-5714